Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 15 to the Registration Statement on Form N-1A (“Registration Statement”) of our report dated November 17, 2005, relating to the financial statements and financial highlights, which appears in the September 30, 2005 Annual Report to Shareholders of Kopp Emerging Growth Fund and Kopp Total Quality Management Fund (each a series of Kopp Funds, Inc.), which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights of the Fund” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin

January 27, 2006